EXHIBIT 10.37.3

              THIRD AMENDMENT TO EMPLOYMENT AGREEMENT



     Third Amendment to Employment Agreement, made as of the 28th day of January, 1999, between Filene's Basement, Inc., a Massachusetts corporation, having its executive offices and a principal place of business in Wellesley, Massachusetts (the "Employer") and Steven R. Siegel, of Weston, Massachusetts
 (the "Employee").

     Whereas, the Employer and the Employee have entered into an agreement dated as of July 11, 1994, which was most recently amended by an instrument in writing dated April 1, 1998 relating to the employment of the Employee by the Employer (the entire document as amended to be referred to as the "Employment Agreement"); and

     Whereas, the Employee and the Employer intend to enter into a separate agreement (the "Retention Agreement") concerning certain benefits to be provided to Employee in the event of a Change of Control of the Employer (as defined in said Retention Agreement) in lieu of provisions concerning such benefits for in the Employment Agreement;

     Now, Therefore, the Employer and the Employee hereby agree as follows:

     1. Effective upon the execution of the Retention Agreement setting provisions concerning benefits to be provided to the Employee in the event of a Change of Control as defined in said Retention Agreement, the provisions of the Employment Agreement set forth in Section 1 of the First Amendment to Employment Agreement dated as of January 15, 1996 relating to Change of Control Benefits shall be deleted to the extent superseded by the terms of said Retention Agreement.

     2. Except to the extent amended by Section 1, the Employment Agreement shall otherwise remain in full force and effect.

     In Witness Whereof, this Third Amendment has been executed as of the date first above written.

                                   Filene's Basement, Inc.


                                   By:  /s/Samuel J. Gerson

                                        /s/Steven R. Siegel